Exhibit 23.4

            Consent of Independent Registered Public Accounting Firm


To the Board of Directors and Stockholders
National Investment Mangers, Inc.


We consent to the use in the National Investment Managers, Inc. registration statement on Form SB-2 of our report dated August 26, 2005, with respect to the consolidated financial statements of Valley Forge Enterprises, Ltd., and subsidiaries as of and for the years ended February 28, 2005 and February 29, 2004, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ Pressman Ciocca Smith LLP

Huntingdon Valley, PA
February 9, 2006